UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 11, 2013

MCGRAW HILL FINANCIAL, INC.
(Exact Name of Registrant as specified in its charter)

New York	1-1023	13-1026995

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1221 Avenue of the Americas, New York, New York (Address of Principal Executive Offices)		10020 (Zip Code)

(212) 512-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2013, Harold (Terry) McGraw III confirmed to the Board his decision to retire as Chief Executive Officer and President of McGraw Hill Financial, Inc. (the “Company”), effective as of November 1, 2013.  The Board of Directors (the “Board”) announced that Douglas Peterson will succeed Mr. McGraw as Chief Executive Officer and President, effective as of November 1, 2013.  Effective as of July 11, 2013, the Board elected Mr. Peterson as a member of the Board.  Effective as of November 1, 2013, Mr. McGraw will continue to serve as the Non-Executive Chairman of the Board.

Mr. Peterson has been the President of Standard & Poor’s Ratings Services (“S&P”), a division of McGraw Hill Financial, since 2011. He is a seasoned executive with over 25 years of experience in financial services, including as Chief Operating Officer of Citibank, NA, which operates in over 100 countries. Earlier in his career, Mr. Peterson was Chairman and CEO of Citigroup Japan and Chief Auditor of Citigroup, and he also held leadership positions for Citibank in Uruguay and Costa Rica. There are no family relationships between Mr. Peterson and any director or executive officer of the Company, and there are no relationships or related transactions between Mr. Peterson and the Company required to be reported.

In consideration for Mr. McGraw’s services as Non-Executive Chairman of the Board, the Board’s Nominating and Corporate Governance Committee recommended to the Board, and the Board approved, a Non-Executive Chairman retainer at the rate of $400,000 per annum.  Mr. McGraw will not be entitled to any other annual retainers, meeting fees or stock-based compensation normally received by outside members of the Board.  During the period ending on the earlier to occur of the 2014 Annual Meeting of Shareholders or Mr. McGraw’s retirement from the Board, Mr. McGraw will also be entitled to a car and driver, the use of corporate aircraft, home security and other perquisites that are currently provided to him in his position as Chief Executive Officer of the Company.  Mr. McGraw will be required to reimburse the Company for any personal use of Company aircraft in accordance with Company policy.  A copy of the letter agreement setting forth Mr. McGraw’s compensation arrangements in his role as Non-Executive Chairman is attached hereto as Exhibit 10.1.

In connection with Mr. Peterson’s appointment to the position of Chief Executive Officer and President of the Company, the Board’s Compensation and Leadership Development Committee recommended to the Board, and the Board approved, a compensation package consisting of an annual base salary at the rate of $900,000 (effective as of July 11, 2013) and an annual target bonus opportunity of $800,000 for 2013 (which is based on his target opportunity while President of S&P and a pro rata target opportunity of $1.1 million effective as of July 11, 2013).  In addition, the Board approved a long-term incentive target opportunity for Mr. Peterson for 2014 with an aggregate grant date award value of $4 million.  The grant will be made in 2014 at the time, in the form and subject to the terms and performance conditions established by the Compensation and Leadership Development Committee for 2014 awards.  Mr. Peterson will also be provided with a car and driver and will be reimbursed for certain financial and tax planning expenses.

Also in connection with the appointment of the new Chief Executive Officer and in acknowledgement of the key role of Jack F. Callahan, Jr., the Company’s Chief Financial Officer, in the transition, the Compensation and Leadership Development Committee approved a supplemental grant to Mr. Callahan, effective as of August 1, 2013, of performance share units (“PSUs”) with an aggregate grant date award value of $1.5 million.  The PSUs will be earned based on the achievement of adjusted earnings per share performance targets for 2015 approved by the Compensation and Leadership Development Committee.  In order to receive payment under the supplemental PSU award, Mr. Callahan must generally remain employed with the Company through July 31, 2016.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At a special meeting of the Board held on July 11, 2013, the Board of Directors, acting upon the recommendation of the Nominating and Corporate Governance Committee, adopted an amendment to the Company’s By-Laws. The By-Laws were amended to increase the number of directors constituting the Board from 13 to 14.  A copy of the amended By-Laws are attached hereto as Exhibit 3.1.

Item 7.01	Regulation FD Disclosure.

A copy of The Company’s press release announcing the foregoing appointments is attached hereto as Exhibit 99.1.  The information in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

3.1	By-Laws, as amended through July 11, 2013.

10.1	Letter Agreement, dated July 11, 2013, with Harold McGraw III regarding his compensation arrangement for serving as Non-Executive Chairman of the Board.

99.1	Press release, dated July 11, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 11, 2013

MCGRAW HILL FINANCIAL, INC.

By:	/s/ Kenneth M. Vittor

Name:	Kenneth M. Vittor
Title:	Executive Vice President and General Counsel

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EXHIBITS

Exhibit No.	Description

3.1	By-Laws, as amended through July 11, 2013.

10.1	Letter Agreement, dated July 11, 2013, with Harold McGraw III regarding his compensation arrangement for serving as Non-Executive Chairman of the Board.

99.1	Press release, dated July 11, 2013.

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